Exhibit 99.1

8815 Centre Park Drive, Suite 400
Columbia, Maryland 21045-2272
Telephone 410-730-9092
Facsimile 410-740-1174
www.copt.com
NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Mary Ellen Fowler
Vice President - Finance & Investor Relations
410-992-7324
maryellen.fowler@copt.com

CORPORATE OFFICE PROPERTIES TRUST
SELLS 1,750,000 COMMON SHARES

Columbia, MD April 11, 2006 - Corporate Office Properties Trust (NYSE: OFC) announced today that Raymond James & Associates, Inc. and KeyBanc Capital Markets purchased 1,750,000 common shares of beneficial interest. The sale will generate net proceeds, before offering expenses, to the Company of approximately $72.3 million. The offering is expected to close on April 17, 2006. The Company plans to use the net proceeds of the sale to repay borrowings under our unsecured revolving credit facility, to fund the planned redemption of all of its outstanding 10.25% Series E Cumulative Redeemable Preferred Shares, its outstanding 9.875% Series F Cumulative Redeemable Preferred Shares, and the remainder for general corporate purposes.

The Company has granted Raymond James & Associates, Inc. and KeyBanc Capital Markets a thirty-day option to purchase up to 250,000 additional common shares to cover any over-allotments.

A copy of the prospectus supplement and base prospectus related to the offering when available, may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716 or from KeyBanc Capital Markets, 800 Superior Avenue, 17th Floor, Cleveland, Ohio 44114.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Company’s securities.

Company Information

Corporate Office Properties Trust (COPT) is a fully integrated, self-managed real estate investment trust (REIT) that focuses on the ownership, management, leasing, acquisition and development of suburban office properties located primarily in submarkets within the Greater Washington, DC region. As of December 31, 2005, the Company owned 183 office properties totaling 14.6 million rentable square feet, which includes 18 properties totaling 885,000 square feet held through joint ventures. The Company has implemented a core customer expansion strategy that is built around meeting, through acquisitions and development, the multi-location requirements of the Company’s existing strategic tenants. The Company’s property management services team provides comprehensive property and asset management to company owned properties and select third party clients. The Company’s development and construction services team provides a wide range of development and construction management services for company owned a wide range of development and construction management services for company owned properties, as well as land planning, design/build services, consulting, and merchant development to select third party clients. The Company’s shares are traded on the New York Stock Exchange under the symbol OFC. More information on Corporate Office Properties Trust can be found on the Internet at www.copt.com.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company. Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “expect”, “estimate” or other comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate. Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved. Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  the Company’s ability to borrow on favorable terms;

•                  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  risk of real estate acquisition and development, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  our ability to satisfy and operate effectively under federal income tax rules relating to real estate investment trusts and partnerships;

•                  governmental actions and initiatives; and

•                  environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.